Exhibit 23.2

KPMG LLP Chartered Accountants Yonge Corporate Centre 4100 Yonge St. Suite 200 North York, ON M2P 2H3	Telephone Fax Internet	(416) 228-7000 (416) 228-7123 www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ATI Technologies Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Advanced Micro Devices, Inc. of our reports dated November 30, 2006, with respect to the consolidated balance sheets of ATI Technologies Inc. as of August 31, 2006 and 2005 and the related consolidated statements of operations and retained earnings and cash flows for each of the years in the three-year period ended August 31, 2006, which reports appear in the Form 8-K/A of Advanced Micro Devices, Inc. dated January 9, 2007 and to the reference to our firm under the heading “Experts” in the prospectus. Our report dated November 30, 2006 includes additional comments for U.S. readers that refer to a change in the accounting for stock-based awards.

/s/ KPMG LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

July 13, 2007

KPMG, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.